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                                                                  Exhibit 10.23





April 21, 1997



Mr. Joseph Pepper
25 Hillcrest Avenue
Summit,  NJ  07901

Dear Joe:

OEC Medical Systems, Inc. is pleased to offer you the position of President and Chief Executive Officer effective May 15, 1997. This position reports to the Chairman of the Board.

The salary will be $270,000 per year, paid in bi-weekly increments. In addition, you will be eligible to participate in the Management Incentive Plan (MIP) for a bonus at 50% of your annual base salary. For 1997 there will be no pro-rate of your bonus as long as you begin employment by May 15, 1997.

Upon starting, you will be granted 150,000 options to purchase OEC shares. 30,000 shares will vest on your start date; the rest will vest quarterly in equal installments over four years. The option price will be fixed at the current market value of the stock on May 15, the date of the company's next board meeting.

You will be elected to the Board of Directors on the date you begin employment.

If during your first year of employment, you are terminated for any reason other than "cause", you will receive a payment in the amount of one year of your annual base salary as a severance benefit. For a termination after this date, any severance benefit would be based on negotiation.

You will be eligible to participate in the company's Universal Life Insurance program for senior executives at four times your annual base salary. This participation is subject to passing a medical exam.


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Mr. Joseph Pepper
April 21, 1997
page 2

OEC will cover medical and dental benefits for your family in line with company policy. You will be eligible to participate in the company's 401k plan. You will be covered by an accidental death plan. You will be entitled to four weeks vacation a year.

As you know, we require you to relocate to the Salt Lake City area. OEC will assist you in your relocation by providing an allowance for the transportation of your household goods to Utah, closing costs on the purchase of a new residence in Utah and reimbursement of the closing costs, including realtor fee, on the sale of your current residence. OEC will also cover the expense of temporary housing in Utah and travel expenses for you and your wife as needed. The expenses incurred by your relocation should be submitted to Human Resources on a separate expense report with receipts.

The attached sheet "Attachment A" is part of this agreement.

In keeping with Federal and State laws, please be advised that any expenses paid by OEC associated with your relocation will be reported as income.

We look forward to having you join OEC Medical Systems, Inc. and to provide the leadership to help us achieve our exciting growth potential. Please indicate your formal acceptance of our offer by signing the enclosed copy of this letter and returning it to me as soon as possible.


Sincerely,

OEC MEDICAL SYSTEMS, INC.

/S/ Ruediger Naumann- Etienne

Ruediger Naumann-Etienne
Chairman of the Board



I, /S/  Joseph W. Pepper       , accept this offer April 23, 1997
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                                 "ATTACHMENT A"


                             OEC MEDICAL SYSTEMS CEO
                            TERM SHEET FOR JOE PEPPER


Title:                       President and Chief Executive Officer

Salary:                      $270,000 per year

Bonus: 50% of base salary at 100% of plan. Upside potential of 75% of base at 125% of plan. Performance under plan reduces bonus to 25% of base at 75% of plan. Bonus discretionary below that level. For 1997 there will be no pro-rata as long as you start by May 15, 1997.

Stock Options:               Options to purchase 150,000 shares of OEC Stock.
                             30,000 will vest on your start date. The rest will vest quarterly in equal installments over four years. Additional options to be granted annually in line with company performance and subject to shareholder approval of future option plans.

Life Insurance:              Universal life insurance at four times annual
                             salary

Board Seat:                  CEO to be elected to the Board of Directors

Relocation:                  The company will reimburse the following costs:
                             Closing costs on your house in New Jersey, transport of your household to Utah, closing costs on the purchase of a new residence in Utah, temporary housing in Utah, travel expenses for you and your wife as needed during the relocation.

Severance:                   One year salary if terminated for any reason other
                             than "cause" during the first year. Negotiable thereafter. Note: no other OEC employee has a severance agreement.

Benefits:                    Medical and dental benefits for employee and family
                             401k plan. Contribution limit $9,500. Company matching of 75% on the first $4,000 contribution
                             Vacation of four weeks per year Accidental death policy